Child, Sullivan & Company

A Professional Corporation of CERTIFIED PUBLIC ACCOUNTANTS

1284 W. Flint Meadow Dr., Suite D, Kaysville, UT 84037 PHONE: (801) 927-1337 FAX: (801) 927-1344

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ALCO, Inc.

We hereby consent to the use of our report dated November 2, 2005, with respect to the financial statements of Andrew Liu & Company Limited and Chang An Consultants Limited (predecessor companies of ALCO, Inc.) in the Registration Statement on Form SB-2/A to be filed on November 1, 2006. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Child, Sullivan & Company

CHILD, SULLIVAN & COMPANY
Kaysville, Utah
November 1, 2006